Exhibit 99.1

FOR IMMEDIATE RELEASE	June 19, 2009
Parkvale Financial Corporation declares reduced cash dividend
     Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) announced that at its meeting held on June 18, 2009, the Board of Directors declared a quarterly cash dividend of $0.05 per common share, which is a reduction from the previous quarterly dividend of $0.22. The dividend will be to stockholders of record at the close of business on June 30, 2009, payable on July 29, 2009.
     Robert J. McCarthy, Jr., President and CEO stated: “This was a very difficult decision. The Corporation has a long and proud history of paying and increasing dividends. Since declaring its first dividend in 1988, Parkvale shareholders have received a dividend for 83 consecutive quarters and have seen it increase for 21 years. We believe that reducing the dividend, which will preserve $3.7 million in capital annually, will enable us to weather this economic storm the likes of which has not been seen in over 75 years. This capital retention will ultimately permit more timely repayment of preferred stock issued through the U.S. Government’s Capital Purchase Program.”
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 48 offices in the Tri-State area around Pittsburgh and assets of $1.9 billion at March 31, 2009.
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Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
email: timothy.rubritz@parkvale.com